Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this Agreement) is made effective as of _______, ____ between The Black & Decker Corporation (the Corporation) and the undersigned participant (the Participant) in The Black & Decker 2008 Restricted Stock Plan (the Plan). Terms used in this Agreement that are defined in the Plan have the meanings assigned to them in the Plan.

1.           The Participant has been granted an Award of ______________ Restricted Stock Units (RSU’s) by the Committee.

2.           The RSU’s granted pursuant to this Award do not and shall not entitle the Participant to any rights as a holder of Common Stock; provided, however, that, as long as the Participant holds RSU’s granted pursuant to this Award, the Corporation shall pay to the Participant, on each date that the Corporation pays a cash dividend to the holders of Common Stock, a cash payment equal to the dividends otherwise payable on the Common Stock represented by the Participant’s RSU’s.  The rights of the Participant with respect to the RSU’s shall remain forfeitable at all times prior to the date on which such rights become vested in accordance with the terms of this Agreement.

3.           The RSU’s are not transferable by the Participant.  Notwithstanding the foregoing, the Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to the RSU’s upon the death of the Participant.

4.           The RSU’s will be forfeited (a) if the Committee determines that the Participant has engaged in any conduct or act injurious, detrimental, or prejudicial to any interest of the Corporation or any of its Subsidiaries or (b) except as set forth in paragraph 5 of this Agreement, automatically on the date the Participant ceases to be a full-time or part-time employee of the Corporation or any of its Subsidiaries.

5.           Unless previously forfeited under paragraph 4 of this Agreement, the RSU’s shall become fully vested and no longer subject to forfeiture upon (a) a Change in Control of the Corporation, (b) the death of the Participant while a full-time or part-time employee of the Corporation, (c) termination of the Participant’s employment by the Corporation or any of its Subsidiaries due to permanent physical or mental disability of the Participant, or (d) the completion, after the date of this Agreement, of ____ years of full-time or part-time employment by the Corporation or any of its Subsidiaries.  For purposes of this Agreement, part-time employment shall mean regularly working 20 hours or more per week.  Notwithstanding the foregoing, upon separation from service due to the Participant’s retirement at or after age 60 and prior to ____ years of full-time or part-time employment after the date of this Agreement, the RSU’s will become vested in an amount determined by multiplying the number of units in the Award by a fraction the numerator of which is the number of days of full-time or part-time employment completed after the date of this Agreement and the denominator of which is ____, and a corresponding number of shares of Common Stock will be issued to the Participant on the date that is six months and one day following the Participant’s separation from service.

6.           The Participant acknowledges receiving a copy of the Plan, the terms of which are incorporated into this Agreement.  Inconsistencies between this Agreement and the Plan will be resolved according to the terms of the Plan.  The Participant accepts the grant of the RSU’s subject to all the terms and provisions of the Plan.

7.           No shares of Common Stock shall be issued to the Participant prior to the date on which the RSU’s vest in accordance with this Agreement.  Neither this paragraph 7 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust of any kind.  After any RSU’s vest in accordance with the terms of this Agreement (other than upon the Participant’s separation from service due to retirement), the Corporation shall promptly cause to be issued to the Participant shares of Common Stock equivalent to the number of vested RSU’s in payment of such vested RSU’s.

8.           By signing below, the Participant voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. The Participant is not obliged to consent to such collection, use, processing and transfer of personal data. Failure to provide the consent may, however, affect the Participant’s ability to participate in the Plan. The Corporation holds certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Corporation or any of its Subsidiaries and details of all benefits to which the Participant is entitled under the Plan for the purpose of managing and administering the Plan (Data). The Corporation and its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Plan, and the Corporation and any of its Subsidiaries may each further transfer Data to any third parties assisting the Corporation in the implementation, administration and management of the Plan. These recipients may be located in the European Union or elsewhere throughout the world, such as the United States. The Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Corporation; however, withdrawing such consent may affect the Participant’s ability to participate in the Plan.

9.           This Award does not confer on Participant any right with respect to the continuance of any relationship with the Corporation or any of its Subsidiaries, nor will it interfere in any way with the right of the Corporation or its Subsidiaries to terminate such relationship at any time.

The Black & Decker Corporation

By:
Paul F. McBride, Senior Vice President – Human Resource and Corporate Initiatives

(Participant’s signature)

Participant: